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                                                                   EXHIBIT 12(a)


                   TEXAS UTILITIES COMPANY AND SUBSIDIARIES


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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

                                                                                  Year Ended December 31,
                                                             ------------------------------------------------------------------
                                                               1996           1995          1994          1993          1992
                                                               ----           ----          ----          ----          ----
                                                                              THOUSANDS OF DOLLARS, EXCEPT RATIOS
EARNINGS:
   Net income before preferred dividends                     $  806,964  $  (53,731)   $   644,682   $   483,892   $   818,529
   Add:   Total federal income taxes                            375,232     (60,035)       326,638       209,544       224,184
          Fixed charges (see detail below)                      851,482     732,313        752,892       782,439       785,183
                                                             ----------  ----------    -----------   -----------   -----------
          Total earnings                                     $2,033,678  $  618,547    $ 1,724,212   $ 1,475,875   $ 1,827,896
                                                             ==========  ==========    ===========   ===========   ===========

FIXED CHARGES:
   Interest on mortgage bonds                                $  486,935  $  527,131    $   567,543   $   611,090   $   598,235
   Interest on other long-term debt                              96,404     102,138         92,524       109,458       122,494
   Amortization of debt discount, (premium) and expense          13,239      10,649          9,591         7,080         5,235
   Amortization of loss on reacquired debt                       23,124      20,881         19,379        13,283         9,301
   Other interest charges                                       178,191      45,384         37,838        11,891        19,090
   Preferred trust securities distributions                      33,001       1,801             --            --            --
   Rentals representative of the interest factor                 20,588      24,329         26,017        29,637        30,828
                                                             ----------  ----------    -----------   -----------   -----------
          Total fixed charges                                $  851,482  $  732,313    $   752,892   $   782,439   $   785,183
                                                             ==========  ==========    ===========   ===========   ===========
RATIO OF EARNINGS TO FIXED CHARGES                                 2.39        0.84           2.29          1.89          2.33
                                                                   ----        ----           ----          ----          ----
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